EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-10981) on Form S-3 of Patriot National Bancorp, Inc. of our reports dated March 15, 2010 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2009.  Our report dated March 15, 2010, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

     /S/ McGladrey & Pullen, LLP

New Haven, Connecticut
March 15, 2010